Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS THIRD QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on October 26, 2007 at 5:00 pm (Eastern Time) at 1-800-319-4610, toll free in North America. The archived teleconference may be accessed by dialing 1-800-319-6413 (passcode: 2817), toll free in North America through November 26, 2007. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, October 26, 2007 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the third quarter ended September 30, 2007:
•	Net income for the three months ended September 30, 2007 was $2 million, compared to $28 million in 2006. The decrease in net income was primarily due to impairment charges and writedowns on housing and land assets of $41 million or $23 million after minority interest and taxes, as well as lower home and lot sales, and reduced gross margins on housing to 18% from 26%. These decreases were partially offset by a reversal of an income tax liability related to an uncertain tax position of $25 million.
•	Housing revenue for the three months ended September 30, 2007 totaled $117 million, compared to $160 million for the same period in 2006. The decrease in housing revenue is primarily due to fewer home closings during the quarter in the Southland/Los Angeles and San Diego/Riverside markets.
•	For the quarter, earnings per share is $0.06 compared to $1.03 for the prior year.
•	Third Quarter 2007 Financial Highlights

Results of Operations	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(Millions, except per share amounts and units)	2007	2006	2007	2006

Housing revenue	$117	$160	$376	$475
Housing gross margin	$22	$42	$70	$132
Total revenue	$121	$175	$386	$542
Total gross margin / (loss)	$(13)	$50	$36	$167
Net income / (loss) before taxes	$(38)	$45	$(17)	$145
Net income	$2	$28	$40	$90
Earnings per share — diluted	$0.06	$1.03	$1.48	$3.27

Net new home orders (units)	130	264	631	751
Backlog of homes (units at end of period)	323	531	323	531
Home closings (units)	179	232	567	700
Average home selling price (per unit)	$667,000	$710,000	$673,000	$700,000
Lot sales (units)	21	158	63	618

*	Unit information includes joint ventures

Recent Developments and Operating Highlights
•	2007 Home Closings: Market conditions remain weak, and the company had lower than anticipated sales in the third quarter. The company is now targeting approximately 1,000 home closings for 2007. To date, the company has closed or in backlog over 900 homes.
•	Lots Owned and Controlled: At September 30, 2007, the company’s lots owned or controlled total 26,498. The company has direct ownership of 12,736 lots and 13,762 lots under option are controlled with the objective of adding value through land entitlements.

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	33%	12%	29%	25%	1%	100%

Lot supply
Owned	1,326	1,358	6,096	3,814	142	12,736
Optioned	7,539	1,865	1,500	2,858	—	13,762

Total	8,865	3,223	7,596	6,672	142	26,498

•	Declared Dividend — The company declared a semi-annual dividend of $0.20 per common share payable on December 31, 2007 to stockholders of record on December 14, 2007.
Outlook
“Inventories of resale, and new homes for sale, continue to be at all time highs, despite continued new home price declines. Homebuyer confidence remains weak and it is expected this will continue until a balance of supply and demand is achieved in the market,” concluded Ian Cockwell, President & Chief Executive Officer.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 26,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings (and the timing thereof), the company’s future outlook, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
(thousands, except per share amounts)	2007	2006	2007	2006

Revenue
Housing	$117,405	$160,025	$376,077	$475,530
Land	3,359	15,520	9,598	67,368

Total revenue	120,764	175,545	385,675	542,898
Direct cost of sales	(133,911)	(125,322)	(349,554)	(375,507)

	(13,147)	50,223	36,121	167,391
Equity in earnings / (loss) from housing and land joint ventures	(6,727)	11,204	(6,347)	12,874
Other (expense) / income	(5,519)	(254)	174	7,753
Selling, general and administrative expense	(16,007)	(12,699)	(50,037)	(33,771)
Minority interest	3,691	(3,737)	2,763	(9,141)

Net income / (loss) before taxes	(37,709)	44,737	(17,326)	145,106
Income tax recovery / (expense)	39,328	(17,134)	57,135	(55,575)

Net income	$1,619	$27,603	$39,809	$89,531

Weighted average shares outstanding
Basic	26,628	26,572	26,623	26,981
Diluted	26,816	26,898	26,865	27,368
Earnings per share
Basic	$0.06	$1.04	$1.50	$3.32
Diluted	$0.06	$1.03	$1.48	$3.27

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at September 30		As at December 31
(thousands)	2007	2006	2006

Assets
Housing and land inventory	$1,108,258	$1,049,544	$1,075,192
Investments in housing and land joint ventures	108,112	103,044	90,325
Consolidated land inventory not owned	71,090	16,925	59,381
Receivables and other assets	36,514	36,177	37,031
Cash and cash equivalents	1,164	12,421	86,809
Deferred income taxes	57,057	44,894	52,715

	$1,382,195	$1,263,005	$1,401,453

Liabilities and Stockholders’ Equity
Project specific and other financings	$690,568	$610,934	$617,931
Accounts payable and other liabilities	178,988	272,399	320,061
Minority interest	104,101	61,778	92,055
Stockholders’ equity	408,538	317,894	371,406

	$1,382,195	$1,263,005	$1,401,453